McGladrey & Pullen, LLP                                               RSM
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  Certified Public Accountants and Consultants                    international








Securities and Exchange Commission
Washington, D.C.  20549



Gentlemen:

We were previously the independent accountants for Mednet MPC Corporation (Mednet), and on March 8, 1996 (except for Note 6 as to which the date is March 27, 1996), we reported on the financial statements of Mednet as of and for the two years ended December 31, 1995. On April 14, 1997, we resigned as independent accountants of Mednet. We have read Mednet's statements included under Item 4 of its Form 8-K dated April 18, 1997.

With regard to the first through the fourth paragraphs and the sixth paragraph included under Item 4 of Mednet's Form 8-K dated April 18, 1997, we agree with the comments therein. With regard to the fifth paragraph of Item 4, we have no basis to agree or disagree with the comment.



                                   /s/ McGladrey & Pullen, L.L.P.

Las Vegas, Nevada
April 21, 1997






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